Exhibit 8.1

Bracewell LLP
31 West 52nd Street
Suite 1900
New York, NY 10019

Drilling Tools International Holdings, Inc.

3701 Briarpark Drive

Suite 150

Houston, TX 77042

[ ], 2023

Ladies and Gentlemen:

We have acted as counsel to Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of February 13, 2023 (the “Merger Agreement”), by and among the Company, ROC Energy Acquisition Corp., a Delaware corporation (“Acquiror”), and ROC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Acquiror (the “Merger”). For purposes of this opinion, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (as amended, the “Registration Statement”) filed on the date hereof by the Company, including the proxy statement/prospectus/consent solicitation statement constituting a part thereof (the “Proxy Statement/Prospectus/Consent Solicitation Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Merger, and to which this opinion is an exhibit.

In preparing our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (1) the Merger Agreement, including the exhibits, schedules and other attachments thereto, (2) the Registration Statement, (3) the representation letters of officers of the Company and Acquiror (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of rendering our opinion (the “Representation Letters”), and (4) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such documents. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the legal authority to enter into and to perform all obligations thereunder.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed, with your permission, that such statements and representations, including those set forth in the Representation Letters, are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed, with your permission, that the Representation Letters will be executed in substantially the same form as those versions we have previously reviewed and that we will render our opinion, in each case, as of the Effective Time. In addition, we have assumed, with your permission, that (1) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified, (2) the Merger Agreement, the Registration Statement, and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger, and (3) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations and warranties set forth in the documents referred to above. Please note that, for purposes of our opinion, we have not independently verified all of the facts, representations, and covenants set forth in the Merger Agreement, the Registration Statement, the Representation Letters, or any other document (other than verification as we have deemed necessary to fulfill our professional responsibilities as counsel).

This opinion represents our best professional judgment regarding the application of U.S. federal income tax laws arising under the Code and the Treasury Regulations promulgated thereunder, existing judicial decisions, and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to any U.S. federal, state, local, foreign, or other tax consequences, other than to the extent set forth herein. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, whether applicable on a prospective or retroactive basis, would not adversely affect the validity or accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of relevant U.S. federal income tax laws.

Based upon and subject to the foregoing, and the limitations, qualifications, assumptions, and caveats set forth herein, we confirm that (1) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the disclosure contained in the Proxy Statement/Prospectus/Consent Solicitation Statement under the heading “Material U.S. Federal Income Tax Considerations—Tax Treatment to U.S. Holders of DTI Capital Stock” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

Please note that no opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement and the Registration Statement. Furthermore, no opinion is expressed as to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either (1) any of the transactions described in the Merger Agreement is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (2) any of the factual statements, representations, warranties, and assumptions upon which we have relied, including those set forth in the Merger Agreement, the Registration Statement and the Representation Letters, is not true and accurate at all relevant times.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus/Consent Solicitation Statement under the captions “Questions and Answers About the Proposals for ROC Stockholders,” “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement—Tax Treatment of the Business Combination,” and “Material U.S. Federal Income Tax Considerations—Tax Treatment to U.S. Holders of DTI Capital Stock.”

Very truly yours,

Bracewell LLP